Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

	Filed in the office of	Document Number 20150569890-35
	Barbara K. Cegavske Secretary of State	Filing Date and Time 12/30/2015 12:39 PM
Certificate of Designation (PURSUANT TO NRS 78.1955)	State of Nevada	Entity Number E0668662009-7

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1. Name of corporation:

The Grilled Cheese Truck, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

WHEREAS, the Certificate of Incorporation of the Corporation, as amended, authorizes a class of stock designated as Preferred Stock, with a par value of $0.001 per share (the “Preferred Class”), comprising Ten Million (10,000,000) shares, and provides that the Board of Directors of the Corporation may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

[Continued on attachment]

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Stock Designation

This form must be accompanied by appropriate fees.	Revised: 1-5-15

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CERTIFICATE OF DESIGNATION

OF THE RIGHTS, PREFERENCES, PRIVILEGES

AND RESTRICTIONS, WHICH HAVE NOT BEEN SET

FORTH IN THE CERTIFICATE OF INCORPORATION

OR IN ANY AMENDMENT THERETO,

OF THE

SERIES B CONVERTIBLE PREFERRED STOCK

OF

THE GRILLED CHEESE TRUCK, INC.

The undersigned, Algie Hodges and Peter Goldstein, do hereby certify that:

A.          They are the President and Secretary, respectively, of The Grilled Cheese Truck, Inc., a Nevada corporation (the “Corporation”).

WHEREAS, the Certificate of Incorporation of the Corporation, as amended, authorizes a class of stock designated as Preferred Stock, with a par value of $0.001 per share (the “Preferred Class”), comprising Ten Million (10,000,000) shares, and provides that the Board of Directors of the Corporation may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

WHEREAS, the Corporation has previously created a class of shares known as the Series A Convertible Preferred Stock, consisting of One Million (1,000,000) shares, none of which are issued or outstanding;

WHEREAS, the Board of Directors believes it in the best interests of the Corporation to create a new series of preferred stock consisting of One Million (1,000,000) shares and designated as the “Series B Convertible Preferred Stock” having certain rights, preferences, privileges, restrictions and other matters relating to the Series B Convertible Preferred Stock;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating do the Series B Convertible Preferred Stock as follows:

1.             Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

1.1           “Available Funds and Assets” shall have the meaning set forth in Section 3 hereof.

1.2           “Board” shall mean the Board of Directors of the Corporation.

1.3           “Corporation” shall mean The Grilled Cheese Truck, Inc., a Nevada corporation.

1.4           “Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Corporation.

1.5           “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.6           “Conversion Date” shall have the meaning set forth in Section 4.2.

1.7           “Distribution” shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation’s stock).

1.8           “Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock is issued by the Corporation.

1.9           “Original Issue Price” shall mean $3.00 per share for the Series B Convertible Preferred Stock.

1.10         “Person” shall mean an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

1.11         “Series B Preferred Stock” shall mean the Series B Convertible Preferred Stock, $0.001 par value per share, of the Corporation.

1.12         “Subsidiary” shall mean any corporation or limited liability corporation of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

2.             Dividend Rights.

2.1           In each calendar year, the holders of the then outstanding Series B Convertible Preferred Stock shall be entitled to receive, at the sole discretion of the Company, either (a) out of any funds and assets of the Company legally available therefore, or (b) payable in Common Stock of the Company, cumulative dividends in an amount per share equal to six percent (6%) of the Original Issue Price per annum. The dividends shall be paid annually, with the end of each calendar year being the record date, (except that, if there is a liquidation, dissolution or winding up of the Corporation, the effective date of that transaction shall be the record date and the dividend shall be due on a pro rated basis (based on the number of days in the applicable calendar year) on such date), with owners of the Series B Convertible Preferred Stock on the record date being entitled to receive that annual (or pro rated) dividend. Dividend payments shall be made within sixty (60) days of the end of each calendar year. No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series A Preferred Stock simultaneously. Dividends on the Series B Convertible Preferred Stock shall be mandatory and cumulative (and compounded on an annual basis to the extent not paid within the sixty (60) day period referred to above), and such rights and interest shall accrue to the holders of the Series B Convertible Preferred Stock. For the purpose of determining the value of the Company’s Common Stock issued as a dividend, the value shall be the average of the closing transaction price on the principal market on which the Common Stock is then traded for the period of five (5) trading days ending on the record date (or, if the record date is not a trading day, ending on the last trading day prior to the record date), but in no event less than $3.00 per share.

2.2           Common Stock Dividend Participation Rights. After the dividends required by Section 2.1 have been paid, any additional dividends shall be declared pro rata on the Common Stock and the Series B Convertible Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series B Convertible Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series B Convertible Preferred Stock at the time of such dividend in accordance with Section 4 hereof.

2.3           Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3.             Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation; whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s shareholders (the “Available Funds and Assets”) shall be distributed to shareholders in the following manner:

3.1           Series B Convertible Preferred Stock. The holders of each share of Series B Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or subsequent series of preferred stock, an amount per share equal to the Original Issue Price of the Series B Convertible Preferred Stock plus the sum of all dividends accrued but unpaid pursuant to Section 2.1 above and all declared but unpaid dividends on the Series B Convertible Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series B Convertible Preferred Stock of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series B Convertible Preferred Stock pro rata, according to the number of outstanding shares of Series B Convertible Preferred Stock held by each holder thereof.

3.2           Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series B Convertible Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and the Series B Convertible Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series B Convertible Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series B Convertible Preferred Stock at the time of such dividend in accordance with Section 4.

3.3           Merger or Sale of Assets. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3, and the Series B Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the Nevada Revised Statutes and (iii) the rights contained in other Sections hereof.

3.4           Non-Cash Consideration. If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board.

4.             Conversion Rights.

4.1           Conversion of Preferred Stock. Each share of Series B Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the issuance of such share, into one (1) share of Common Stock of the Company.

4.2           Procedures for Exercise of Conversion Rights. The holders of any shares of Series B Convertible Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the Company during regular business hours, at the office of any transfer agent of the Company for the Series B Convertible Preferred Stock, or at the principal office of the Company or at such other place as may be designated by the Company, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Company (if required by the Company), accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.” As promptly as practicable after the Conversion Date, but not later than ten (10) business days thereafter, the Company shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Company, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in section 4.3 below. The holder shall be deemed to have become a shareholder of record on the Conversion Date. Upon conversion of only a portion of the number of shares of Series B Convertible Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of Series B Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered.

4.3           No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Convertible Preferred Stock. If more than one share of Series B Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Convertible Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Company’s Board of Directors.

4.4           Payment of Taxes for Conversions. The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series B Convertible Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

4.5           Reservation of Common Stock. The Company shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of all series of preferred stock from time to time outstanding.

4.6           Registration or Listing of Shares of Common Stock. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series B Convertible Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Company will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

4.7           Status of Common Stock Issued Upon Conversion. All shares of Common Stock which may be issued upon conversion of the shares of Series B Convertible Preferred Stock will upon issuance by the Company be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

4.8           Status of Converted Preferred Stock. In case any shares of Series B Convertible Preferred Stock shall be converted pursuant to this Section 4, the shares so converted shall be canceled and shall not be re-issuable by the Company.

5.             Reorganization.

5.1           General Provisions. In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, the shares of Series B Convertible Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its shares of Series B Convertible Preferred Stock into Common Stock. The provisions of this section 5.1 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

5.2           No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Convertible Preferred Stock against impairment. This provision shall not restrict the Corporation from amending its Articles of Incorporation in accordance with the Nevada Revised Statutes and the terms hereof.

6.             Voting Provisions. Each outstanding share of Series B Convertible Preferred Stock shall be entitled to one (1) vote per share of Common Stock into which such share of Series B Convertible Preferred Stock is then convertible on all matters to which the shareholders of the Corporation are entitled or required to vote.

7.             Protective Provisions. The Corporation may not take any of the following actions without the approval of a majority of the holders of the outstanding Series B Convertible Preferred Stock: (i) alter or change the rights, preferences, or privileges of the Series B Convertible Preferred Stock, (ii) increase or decrease the number of authorized shares of Series B Convertible Preferred Stock, or (iii) authorize the issuance of securities having a preference over or on par with the Series B Convertible Preferred Stock.

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We further declare under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of our own knowledge.

Executed on December 28, 2015.

/s/ Algie Hodges	/s/ Peter Goldstein
Algie Hodges, President	Peter Goldstein, Secretary

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